Libbey Inc. 300 Madison Ave Toledo, OH 43699

NEWS RELEASE

CORPORATE CONTACTS:	INVESTOR INQUIRIES:
Joe Huhn, Vice President, Investor Relations	Chris Hodges or Sam Gibbons
(419) 325-2205	Alpha IR Group
jhuhn@libbey.com	(312) 445-2870
LBY@alpha-ir.com
Jamie Burt, Media
(419) 325-2672
jburt@libbey.com

FOR IMMEDIATE RELEASE
TUESDAY, FEBRUARY 27, 2018

LIBBEY INC. ANNOUNCES FOURTH QUARTER AND
FULL-YEAR 2017 FINANCIAL RESULTS

Company reports fourth quarter net sales growth of 8.8%; introduces fiscal year 2018 outlook

TOLEDO, OHIO, February 27, 2018--Libbey Inc. (NYSE American: LBY), one of the largest glass tableware manufacturers in the world, today reported results for the fourth quarter ended December 31, 2017.

Fourth Quarter Financial & Operating Highlights

•
Net sales in the fourth quarter of 2017 were $224.0 million, compared to $205.8 million in the prior-year fourth quarter, an 8.8 percent increase (or an increase of 6.7 percent, excluding a $4.4 million currency impact.)

•
Net loss in the fourth quarter 2017 was $7.2 million, compared to a net loss of $2.2 million in fourth quarter 2016. The fourth quarter 2017 included a $6.7 million unfavorable revaluation of net deferred tax assets as a result of the latest U.S. tax reform.

•
Adjusted EBITDA (see Table 1) in fourth quarter 2017 was $24.2 million, including a $2.8 million unfavorable currency impact related to the Company's tax provision, compared to $23.5 million in fourth quarter 2016.

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Libbey Inc.

“We were pleased to see the business return to sales growth during the fourth quarter. This and several other performance indicators give us confidence that our strategies to drive long-term, profitable growth are gaining traction," said Chief Executive Officer William Foley. "We saw improved sales contributions from both our new e-commerce platform and new products during the fourth quarter. Profitability in our EMEA and Latin America segments also improved for a second consecutive quarter, and we're continuing to implement additional opportunities to improve our margin profile."

Three months ended December 31, (dollars in thousands)	Net Sales		Increase/(Decrease)		Currency Effects	Constant Currency Sales Growth (Decline)
	2017	2016	$ Change	% Change
U.S. & Canada	$138,345	$127,915	$10,430	8.2%	$924	7.4%
Latin America	41,758	36,418	5,340	14.7%	1,228	11.3%
EMEA	36,796	33,533	3,263	9.7%	1,860	4.2%
Other	7,082	7,972	(890)	(11.2)%	402	(16.2)%
Consolidated	$223,981	$205,838	$18,143	8.8%	$4,414	6.7%

•	Net sales in the U.S. and Canada segment increased 8.2 percent, driven by segment volume and favorable price and mix of product sold in the foodservice channel.

•
In Latin America, net sales increased 14.7 percent (an increase of 11.3 percent excluding currency fluctuation) as a result of higher net sales in the business-to-business and retail channels, primarily due to favorable price and mix of product sold and a favorable currency impact, partially offset by expected lower volume as a result of margin improvement initiatives.

•
Net sales in the EMEA segment were favorably impacted by price and mix of product sold in the foodservice and retail channels, as well as a $1.9 million favorable currency impact for the fourth quarter of 2017 versus the prior-year quarter.

•	Net sales in Other were down primarily as a result of lower sales in China.

•
The Company’s effective tax rate was 202.4 percent for the fourth quarter of 2017, compared to 165.0 percent in the prior-year quarter. The high effective tax rates relative to the U.S. statutory rate of 35 percent were driven by several items, including a 2017 charge of $6.7 million related to the revaluation of net deferred tax assets caused by the U.S. tax reform, low pretax income relative to unfavorable tax adjustments for non-deductible expenses, the timing and mix of pretax income earned in tax jurisdictions with varying tax rates, and the impact of foreign exchange gains and losses.

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Libbey Inc.

Full Year 2017 Financial & Operating Highlights

•	Net sales for full-year 2017 were $781.8 million, compared to $793.4 million for full-year 2016, a decrease of 1.5 percent (or a decrease of 1.6 percent excluding the $1.1 million currency impact).

•
Net loss for full-year 2017 was $93.4 million, compared to net income of $10.1 million during full-year 2016; 2017 included a $79.7 million non-cash goodwill impairment charge associated with the Latin America segment, and a $6.7 million charge related to the revaluation of net deferred tax assets as a result of the latest U.S. tax reform.

•	Adjusted EBITDA (see Table 1) was $70.6 million for full-year 2017, compared to $111.6 million for full-year 2016.

Full Year ended December 31,	Net Sales		Increase/(Decrease)		Currency Effects	Constant Currency Sales Growth (Decline)
(dollars in thousands)	2017	2016	$ Change	% Change
U.S. & Canada	$481,797	$482,296	$(499)	(0.1)%	$3,416	(0.8)%
Latin America	144,322	151,389	(7,067)	(4.7)%	(1,280)	(3.8)%
EMEA	126,924	126,591	333	0.3%	(1,433)	1.4%
Other	28,785	33,144	(4,359)	(13.2)%	398	(14.4)%
Consolidated	$781,828	$793,420	$(11,592)	(1.5)%	$1,101	(1.6)%

•	Net sales in the U.S. and Canada segment were lower due to lower price and mix of product sold, partially offset by increased volumes and a favorable currency impact.

•
In Latin America, net sales declined as a result of lower net sales across the retail and business-to-business channels, specifically due to lower volume and unfavorable currency. The decline was partially offset by favorable price and mix.

•	Net sales in the EMEA segment increased primarily as a result of favorable price and mix of product sold, partially offset by lower volumes and an unfavorable currency impact.

•	Net sales in Other were down primarily as a result of lower sales in China.

•
The Company’s effective tax rate was (20.4) percent for 2017, compared to 63.7 percent in the year-ago period. The change in the effective tax rate was driven by several items, including the non-deductible goodwill impairment charge, a 2017 charge of $6.7 million related to the revaluation of net deferred tax assets caused by the U.S. tax reform, low pretax income relative to unfavorable tax adjustments for non-deductible expenses, the timing and mix of pretax income earned in tax jurisdictions with varying tax rates, and the impact of foreign exchange losses compared to gains in the prior period.

Balance Sheet and Liquidity

•	The Company had available capacity of $91.9 million under its ABL credit facility at December 31, 2017, with no loans outstanding and cash on hand of $24.7 million.

•
At December 31, 2017, Trade Working Capital (see Table 3), defined as inventories and accounts receivable less accounts payable, was $199.5 million, an increase of $16.0 million from $183.5 million at December 31, 2016. The increase was a result of higher inventories and higher accounts receivable, partially offset by higher accounts payable. $7.8 million of the increase in Trade Working Capital was attributable to the effect of currency.

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Libbey Inc.

Outlook
The Company is anticipating improved global macroeconomic conditions in 2018. In addition, the Company expects that our industry and competitive trends will improve, but remain challenged. As such, outlook for full-year 2018 includes the following:

•	Net sales increase in the low single digits, compared to the full-year 2017, on a reported basis

•	Adjusted EBITDA margins of 10 percent to 11 percent (see Table 6)

•	Capital expenditures in the range of $50 million to $55 million

•	Selling, general and administrative expense as a percent of net sales around 17 percent
For the first half of 2018, the Company projects the following:

•	Net sales increase in the low single digits, when compared to the first half of 2017, on a reported basis

•	Adjusted EBITDA margins of 8.5 percent to 9.5 percent (see Table 6)
Jim Burmeister, vice president, chief financial officer, commented, "We successfully amended and extended our ABL credit facility during the fourth quarter and our liquidity remains strong. Over the course of fiscal year 2017, we paid $24.4 million on our Term Loan B debt, and plan to continue to prioritize debt reduction with excess cash flow over the near-term horizon."

Webcast Information
Libbey will hold a conference call for investors on Tuesday, February 27, 2018, at 11 a.m. Eastern Standard Time. The conference call will be webcast live on the Internet and is accessible from the Investor Relations section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software.

About Libbey Inc.
Based in Toledo, Ohio, Libbey Inc. is one of the largest glass tableware manufacturers in the world. Libbey Inc. operates manufacturing plants in the U.S., Mexico, China, Portugal and the Netherlands. In existence since 1818, the Company supplies tabletop products to retail, foodservice and business-to-business customers in over 100 countries. Libbey's global brand portfolio, in addition to its namesake brand, includes Libbey Signature®, Master's Reserve®, Crisa®, Royal Leerdam®, World® Tableware, Syracuse® China, and Crisal Glass®. In 2017, Libbey Inc.'s net sales totaled $781.8 million. Additional information is available at www.libbey.com.

Use of Non-GAAP Financial Measures
To supplement the condensed financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP), we use non-GAAP measures of certain components of financial performance. These non-GAAP measures include Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Trade Working Capital, Adjusted Selling, General & Administrative Expense (Adjusted SG&A), Adjusted SG&A Margin and our Debt Net of Cash to Adjusted EBITDA Ratio. Reconciliations to the nearest U.S. GAAP measures of all non-GAAP measures included in this press release can be found in the tables below.

Our non-GAAP measures, as defined below, are used by analysts, investors and other interested parties to compare our performance with the performance of other companies that report similar non-GAAP measures. Libbey believes these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of core business operating results. We believe the non-GAAP measures, when viewed in conjunction with U.S. GAAP results and the accompanying reconciliations, enhance the comparability of results against prior periods and allow for additional transparency of financial results and business outlook. In addition, we use non-GAAP data internally to assess performance and facilitate management's internal comparison of our financial performance to that of prior

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periods, as well as trend analysis for budgeting and planning purposes. The presentation of our non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. Furthermore, our non-GAAP measures may not be comparable to similarly titled measures reported by other companies and may have limitations as an analytical tool. We define our non-GAAP measures as follows:

•
We define Adjusted EBITDA and Adjusted EBITDA Margin as U.S. GAAP net income (loss) plus interest expense, provision for income taxes, depreciation and amortization, and special items that Libbey believes are not reflective of our core operating performance.

•	We define Trade Working Capital as net accounts receivable plus net inventories less accounts payable.

•	We define Adjusted SG&A and Adjusted SG&A Margin as U.S. GAAP selling, general and administrative expenses less special items that Libbey believes are not reflective of our core operating performance.

•	We define our Debt Net of Cash to Adjusted EBITDA Ratio as gross debt before unamortized discount and finance fees, less cash and cash equivalents, divided by Adjusted EBITDA (defined above).

Constant Currency
We translate revenue and expense accounts in our non-U.S. operations at current average exchange rates during the year. References to "constant currency," "excluding currency impact" and "adjusted for currency" are considered non-GAAP measures. Constant currency references regarding net sales reflect a simple mathematical translation of local currency results using the comparable prior period’s currency conversion rate. Constant currency references regarding Adjusted EBITDA and Adjusted EBITDA Margin comprise a simple mathematical translation of local currency results using the comparable prior period's currency conversion rate plus the transactional impact of changes in exchange rates from revenues, expenses and assets and liabilities that are denominated in a currency other than the functional currency. We believe this non-GAAP constant currency information provides valuable supplemental information regarding our core operating results, better identifies operating trends that may otherwise be masked or distorted by exchange rate changes and provides a higher degree of transparency of information used by management in its evaluation of our ongoing operations. These non-GAAP measures should be viewed in addition to, and not as an alternative to, the reported results prepared in accordance with U.S. GAAP. Our currency market risks include currency fluctuations relative to the U.S. dollar, Canadian dollar, Mexican peso, euro and RMB.

Caution on Forward-Looking Statements
This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements. Investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on March 3, 2017. Important factors potentially affecting performance include but are not limited to risks related to increased competition from foreign suppliers endeavoring to sell glass tableware, ceramic dinnerware and metalware in our core markets; global economic conditions and the related impact on consumer spending levels; changes in trends in the restaurant and bar industry and the retail channel of distribution that impact demand for our products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; our ability to borrow under our ABL credit agreement;

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high levels of indebtedness; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of exchange rate changes to the value of the euro, the Mexican peso, the RMB and the Canadian dollar and the earnings and cash flows of our international operations, expressed under U.S. GAAP; the effect of high levels of inflation in countries in which we operate or sell our products; and the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.

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Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(unaudited)

	Three months ended December 31,
	2017	2016

Net sales	$223,981	$205,838
Freight billed to customers	847	807
Total revenues	224,828	206,645
Cost of sales	182,144	172,618
Gross profit	42,684	34,027
Selling, general and administrative expenses	29,193	27,636
Income from operations	13,491	6,391
Other income (expense)	(1,232)	2,327
Earnings before interest and income taxes	12,259	8,718
Interest expense	5,277	5,259
Income before income taxes	6,982	3,459
Provision for income taxes	14,133	5,708
Net loss	$(7,151)	$(2,249)

Net loss per share:
Basic	$(0.32)	$(0.10)
Diluted	$(0.32)	$(0.10)
Dividends declared per share	$0.1175	$0.1150

Weighted average shares:
Basic	22,078	21,908
Diluted	22,078	21,908

Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)

	Year ended December 31,
	2017	2016
	(unaudited)
Net sales	$781,828	$793,420
Freight billed to customers	3,328	2,790
Total revenues	785,156	796,210
Cost of sales	634,185	629,916
Gross profit	150,971	166,294
Selling, general and administrative expenses	124,926	120,984
Goodwill impairment	79,700	—
Income (loss) from operations	(53,655)	45,310
Other income (expense)	(3,515)	3,362
Earnings (loss) before interest and income taxes	(57,170)	48,672
Interest expense	20,400	20,888
Income (loss) before income taxes	(77,570)	27,784
Provision for income taxes	15,798	17,711
Net income (loss)	$(93,368)	$10,073

Net income (loss) per share:
Basic	$(4.24)	$0.46
Diluted	$(4.24)	$0.46
Dividends declared per share	$0.47	$0.46

Weighted average shares:
Basic	22,031	21,880
Diluted	22,031	22,049

Libbey Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	December 31, 2017	December 31, 2016
	(unaudited)
ASSETS:
Cash and cash equivalents	$24,696	$61,011
Accounts receivable — net	89,997	85,113
Inventories — net	187,886	170,009
Prepaid and other current assets	12,550	16,777
Total current assets	315,129	332,910

Pension asset	2,939	—
Purchased intangibles — net	14,565	15,225
Goodwill	84,412	164,112
Deferred income taxes	24,892	40,016
Other assets	9,627	9,514
Property, plant and equipment — net	265,675	256,392
Total assets	$717,239	$818,169

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$78,346	$71,582
Salaries and wages	27,409	27,018
Accrued liabilities	43,223	41,807
Accrued income taxes	1,862	1,384
Pension liability (current portion)	2,185	2,461
Non-pension post-retirement benefits (current portion)	4,185	4,892
Derivative liability	697	1,928
Long-term debt due within one year	7,485	5,009
Total current liabilities	165,392	156,081
Long-term debt	376,905	402,831
Pension liability	43,555	43,934
Non-pension post-retirement benefits	49,758	55,373
Deferred income taxes	1,850	1,859
Other long-term liabilities	12,885	12,972
Total liabilities	650,345	673,050

Common stock and capital in excess of par value	333,231	329,941
Retained deficit	(161,165)	(59,625)
Accumulated other comprehensive loss	(105,172)	(125,197)
Total shareholders’ equity	66,894	145,119
Total liabilities and shareholders’ equity	$717,239	$818,169

Libbey Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Year ended December 31,
	2017	2016
Operating activities:
Net income (loss)	$(93,368)	$10,073
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	45,544	48,486
Goodwill impairment	79,700	—
Loss on asset sales and disposals	251	287
Change in accounts receivable	(2,698)	8,660
Change in inventories	(13,443)	5,979
Change in accounts payable	5,574	(481)
Accrued interest and amortization of discounts and finance fees	1,318	(1,086)
Pension & non-pension post-retirement benefits, net	1,680	(2,513)
Accrued liabilities & prepaid expenses	2,737	4,032
Income taxes	13,121	6,296
Share-based compensation expense	3,460	4,766
Other operating activities	1,432	(595)
Net cash provided by operating activities	45,308	83,904

Investing activities:
Additions to property, plant and equipment	(47,628)	(34,604)
Net cash used in investing activities	(47,628)	(34,604)

Financing activities:
Borrowings on ABL credit facility	34,086	6,000
Repayments on ABL credit facility	(34,086)	(6,000)
Other repayments	(632)	(350)
Other borrowings	—	339
Repayments on Term Loan B	(24,400)	(24,400)
Stock options exercised	466	1,400
Taxes paid on distribution of equity awards	(627)	(895)
Dividends	(10,355)	(10,070)
Treasury shares purchased	—	(2,000)
Other financing activities	334	—
Net cash used in financing activities	(35,214)	(35,976)

Effect of exchange rate fluctuations on cash	1,219	(1,357)
Increase (decrease) in cash	(36,315)	11,967

Cash & cash equivalents at beginning of year	61,011	49,044
Cash & cash equivalents at end of year	$24,696	$61,011

In accordance with the SEC’s Regulation G, the following tables provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related U.S. GAAP measure. See the above text for additional information on our non-GAAP measures. Although Libbey believes that the non-GAAP financial measures presented enhance investors' understanding of Libbey's business and performance, these non-GAAP measures should not be considered an alternative to U.S. GAAP.

Table 1
Reconciliation of Net Income (Loss) to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)
(dollars in thousands)
(unaudited)
	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Reported net income (loss) (U.S. GAAP)	$(7,151)	$(2,249)	$(93,368)	$10,073
Add:
Interest expense	5,277	5,259	20,400	20,888
Provision for income taxes	14,133	5,708	15,798	17,711
Depreciation and amortization	11,928	11,817	45,544	48,486
Add special items before interest and taxes:
Goodwill impairment (1)	—	—	79,700	—
Product portfolio optimization (2)	—	(1,091)	—	5,693
Reorganization charges (3)	—	—	2,488	—
Executive terminations	—	(61)	—	4,460
Pension settlement	—	(44)	—	168
Work Stoppage (4)	—	4,162	—	4,162
Adjusted EBITDA (non-GAAP)	$24,187	$23,501	$70,562	$111,641

Net sales	$223,981	$205,838	$781,828	$793,420
Net income (loss) margin (U.S. GAAP)	(3.2)%	(1.1)%	(11.9)%	1.3%
Adjusted EBITDA margin (non-GAAP)	10.8%	11.4%	9.0%	14.1%
__________________
(1) Non-cash goodwill impairment charge recorded in our Mexico reporting unit within the Latin America segment.
(2) Product portfolio optimization relates to inventory reductions to simplify and improve our operations.
(3) Workforce reorganization as a part of our cost savings initiatives.
(4) Work stoppage relates to the lower production volume impact, shipping costs and other direct incremental expenses associated with the two-week Toledo, Ohio, work stoppage in the fourth quarter of 2016.

Table 2
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(dollars in thousands)
(unaudited)
	Year ended December 31,
	2017	2016
Net cash provided by operating activities (U.S. GAAP)	$45,308	$83,904
Net cash used in investing activities (U.S. GAAP)	(47,628)	(34,604)
Free Cash Flow (non-GAAP)	$(2,320)	$49,300

Table 3
Reconciliation to Trade Working Capital
(dollars in thousands)
(unaudited)
	December 31, 2017	September 30, 2017	December 31, 2016

Accounts receivable — net	$89,997	89,084	$85,113
Inventories — net	187,886	200,181	170,009
Less: Accounts payable	78,346	73,645	71,582
Trade Working Capital (non-GAAP)	$199,537	$215,620	$183,540

Table 4
Summary Business Segment Information
(dollars in thousands) (unaudited)	Three months ended December 31,		Year ended December 31,
Net Sales:	2017	2016 (7)	2017	2016 (7)

U.S. & Canada (1)	$138,345	$127,915	$481,797	$482,296
Latin America (2)	41,758	36,418	144,322	151,389
EMEA (3)	36,796	33,533	126,924	126,591
Other (4)	7,082	7,972	28,785	33,144
Consolidated	$223,981	$205,838	$781,828	$793,420

Segment Earnings Before Interest & Taxes (Segment EBIT) (5) :
U.S. & Canada (1)	$14,737	$19,517	$48,044	$75,449
Latin America (2)	4,041	(2,643)	6,590	12,583
EMEA (3)	2,733	1,354	1,321	1,387
Other (4)	(240)	22	(3,838)	1,001
Segment EBIT	$21,271	$18,250	$52,117	$90,420

Reconciliation of Segment EBIT to Net Income (Loss):
Segment EBIT	$21,271	$18,250	$52,117	$90,420
Retained corporate costs (6)	(9,012)	(6,566)	(27,099)	(27,265)
Goodwill impairment	—	—	(79,700)	—
Pension settlement	—	44	—	(168)
Reorganization charges	—	—	(2,488)	—
Product portfolio optimization	—	1,091	—	(5,693)
Executive terminations	—	61	—	(4,460)
Work stoppage	—	(4,162)	—	(4,162)
Interest expense	(5,277)	(5,259)	(20,400)	(20,888)
Provision for income taxes	(14,133)	(5,708)	(15,798)	(17,711)
Net income (loss)	$(7,151)	$(2,249)	$(93,368)	$10,073

Depreciation & Amortization:
U.S. & Canada (1)	$3,649	$3,030	$12,665	$12,748
Latin America (2)	4,819	5,343	18,576	19,068
EMEA (3)	1,869	1,717	7,377	9,377
Other (4)	1,267	1,426	5,088	5,588
Corporate	324	301	1,838	1,705
Consolidated	$11,928	$11,817	$45,544	$48,486
(1) U.S. & Canada—includes sales of manufactured and sourced tableware having an end-market destination in the U.S and Canada, excluding glass products for Original Equipment Manufacturers (OEM), which remain in the Latin America segment.
(2) Latin America—includes primarily sales of manufactured and sourced glass tableware having an end-market destination in Latin America, as well as glass products for OEMs regardless of end-market destination.
(3) EMEA—includes primarily sales of manufactured and sourced glass tableware having an end-market destination in Europe, the Middle East and Africa.
(4) Other—includes primarily sales of manufactured and sourced glass tableware having an end-market destination in Asia Pacific.
(5) Segment EBIT represents earnings before interest and taxes and excludes amounts related to certain items we consider not representative of ongoing operations as well as certain retained corporate costs and other allocations that are not considered by management when evaluating performance. Segment EBIT also includes an allocation of manufacturing costs for inventory produced at a Libbey facility that is located in a region other than the end market in which the inventory is sold. This allocation can fluctuate from year to year based on the relative demands for products produced in regions other than the end markets in which they are sold.
(6) Retained corporate costs include certain headquarter, administrative and facility costs, and other costs that are not allocable to the reporting segments.
(7) In the first quarter of 2017, net sales and related costs for certain countries were reclassified between segments to align with changes in business unit responsibilities. Accordingly, 2016 segment results have been reclassified to conform to the current year structure. The revised 2016 segment results do not affect any previously reported consolidated financial results.

Table 5
Reconciliation of Net Income (Loss) to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) and Debt Net of Cash to Adjusted EBITDA Ratio
(dollars in thousands)
(unaudited)
	Year ended December 31, 2017	Year ended December 31, 2016

Reported net income (loss) (U.S. GAAP)	$(93,368)	$10,073
Add:
Interest expense	20,400	20,888
Provision for income taxes	15,798	17,711
Depreciation and amortization	45,544	48,486
Special items before interest and taxes	82,188	14,483
Adjusted EBITDA (non-GAAP)	$70,562	$111,641

Reported debt on balance sheet (U.S. GAAP)	$384,390	$407,840
Plus: Unamortized discount and finance fees	3,295	4,480
Gross debt	387,685	412,320
Less: Cash and cash equivalents	24,696	61,011
Debt net of cash	$362,989	$351,309

Debt Net of Cash to Adjusted EBITDA Ratio (non-GAAP)	5.1	3.1

Table 6
2018 Outlook
Reconciliation of Net Income (Loss) margin to Adjusted EBITDA Margin
(percent of estimated 2018 net sales)
(unaudited)
	Outlook for the six months ended June 30, 2018	Outlook for the year ended December 31, 2018
Net income (loss) margin (U.S. GAAP)	(0.2%) - 0.5%	1.0% - 1.6%
Add:
Interest expense	2.8%	2.7%
Provision for income taxes	(0.1%) - 0.2%	0.6% - 1.0%
Depreciation and amortization	6.0%	5.7%
Special items before interest and taxes	—%	—%
Adjusted EBITDA Margin (non-GAAP)	8.5% - 9.5%	10.0% - 11.0%

Table 7
Adjusted SG&A Margin
(percent of net sales)
(unaudited)
	Year ended December 31, 2017	Year ended December 31, 2016
SG&A margin (U.S. GAAP)	16.0%	15.2%
Deduct special items in SG&A expenses:
Executive terminations	—%	(0.5)%
Reorganization charges	(0.3)%	—%
Adjusted SG&A Margin (non-GAAP)	15.7%	14.7%